Exhibit 16.1

February 10, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Binah Capital Group, Inc. under Item 4.01 of its Form 8-K/A dated February 10, 2025 as it relates to Binah Capital Corp. (formerly known as Kingswood Acquisition Corp.), a wholly owned subsisdiary of Binah Capital Group, Inc. We agree with the statements concerning our Firm in such Form 8-K/A; we are not in a position to agree or disagree with other statements of Binah Capital Group, Inc. contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp